Exhibit 10.5

AGREEMENT FOR MERGER

THIS AGREEMENT FOR MERGER (this “Agreement”) is dated November 6th, 2002 by and among IMX Pharmaceuticals, Inc., a Utah corporation (“IMX”) (for itself and for Dialog Group, Inc., its successor by merger), HCD Acquisition, Inc. (“HCD Acquisition”), a Delaware corporation, Healthcare Dialog, Inc., a Delaware corporation (“HCD”), and Peter DeCrescenzo, Vincent DeCrescenzo, and Cindy Lanzendoen, each an individual, (collectively, the “Shareholders”) and Stephen Dean, an individual (the “Guarantor”). The foregoing are collectively referred to as the “Parties”.

RECITALS

1.  Pursuant to a separate agreement, HCD has agreed to acquire (the “Acquisition”) fifty (50%) percent of the capital stock of Healthcare Horizons, Inc. (“HCH”). HCD is negotiating to acquire the balance of the capital stock of HCH and all of the assets of Azimuth Target Marketing, Inc. (“Azimuth”) subject to no liabilities.

2.  The parties have engaged in extensive due diligence, including the exchange of the materials listed on Schedule R-4 (“Disclosures”). Those Disclosures provided by HCD are referred to herein as “HCD Disclosures” and those Disclosures provided by IMX are referred to herein as “IMX Disclosures.”

3.  The shareholders of IMX have approved its merger with Dialog Group, Inc. for the primary purpose of moving IMX’s domicile to Delaware. All references to IMX herein shall include and bind Dialog Group Inc. as its successor by merger.

4.  The Shareholders, in reliance upon the IMX Disclosures, desire, as holders of the majority of the common stock of HCD, that HCD merge with HCD Acquisition, a wholly owned subsidiary of IMX (the “Merger”), and receive as a result of the merger the equity securities of IMX described below.

5.  IMX, in reliance upon the HCD Disclosures, desires to merge HCD Acquisition with HCD pursuant to, and in accordance with, the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that the Recitals set forth above are true and correct and incorporated herein as if fully set forth and further agree as follows:

AGREEMENT

ARTICLE I.     THE PARTIES

Section 1.01.     THE PARTIES

(a)  IMX is a publicly traded Utah corporation having a business office at 17 State Street, 3rd Floor, New York, NY 10004.

(b)  HCD is a Delaware corporation having a business office at 257 Park Avenue South, 12th Floor, New York, NY 10010.

(c)  The Shareholders are citizens of the states listed next to their name on Schedule 3.01.

(d)  The Guarantor is a citizen of Gibraltar who resides at 610 Euro Towers, Euro Plaza, Gibraltar.

Section 1.02.     ASSIGNMENT

(a)  No party may assign its rights under this Agreement to another party. Notwithstanding the foregoing, IMX may assign some of its rights under this Agreement to HCD Acquisition to the extent necessary to consummate the transactions contemplated hereby. No assignment shall relieve IMX of its obligations under this Agreement.

(b)  For purposes of this Section 1.02, an assignment includes the purchase or sale of over 50% of the voting securities of IMX or HCD.

ARTICLE II.     THE MERGER

Section 2.01.     THE MERGER

On the Effective Date, and subject to any approvals required by this Agreement or by law, HCD shall merge with HCD Acquisition.

Section 2.02.     THE EFFECTIVE DATE

The Effective Date shall be the date on which Certificate of Merger are filed with and accepted by the state of Delaware.

Section 2.03.     THE CERTIFICATE OF MERGER

At the Closing Conference, HCD and HCD Acquisition shall execute the Delaware Certificate of Merger in the form satisfactory to counsel for the parties.

Section 2.04     THE REQUIRED VOTE

At a meeting of the HCD stockholders, or by written consent, the Shareholders shall vote or consent to approve the Merger contemplated by this Agreement.

ARTICLE III.     THE SHARE EXCHANGE

Section 3.01.     HCD STOCKHOLDERS

All of the individuals (“HCD Stockholders”) who will own HCD equity at the time of the Closing are listed on Schedule 3.01 together with all of the following information.

(a)  Their name, residence address, notice address, business telephone,

(b)  The number and class of shares each person owns.

(c)  The amount of any debt owed by HCD, the Subsidiaries, or HCH to each person listed.

(d)  The name and style in which they wish their IMX stock to be issued and the address they wish to be shown on IMX’s records.

(e)  Their Portion, which shall equal the number of shares of HCD common stock they own divided by the total number of shares of HCD common stock shown on Schedule 3.01.

Section 3.02.     IMX SHARES AND WARRANTS

(a)  As a group, the HCD Stockholders will be issued (i) eighty-five (85%) percent of the number of shares of IMX common stock, $0.001 par value (“IMX Common”) determined in accordance with subsection 3.02(b), (ii) 190,247 shares of IMX’s new Class B-1 Preferred Stock (“Class B-1 Preferred”), (iii) eighty-five (85%) percent of the number shares of IMX’s new Class C Preferred Stock (“Class C Preferred”) determined in accordance with subsection 3.02(c), and (iv) warrants to purchase 142,848 shares of IMX Common at an exercise price of $2.564 (“IMX Warrants (TDMI)”) which warrants shall be in the form attached as Schedule 3.02(a). The IMX Common, Class B-1 Preferred, and Class C Preferred are collectively referred to as the “IMX Stock”.

(b)  The number of shares of IMX Common shall equal the number of IMX Common shares shown on the records of IMX’s transfer agent as outstanding as of two days before the Closing Date.

(c)  The number of shares of Class C Preferred shall equal the number of shares of Class C Preferred outstanding on the Closing Date as certified by IMX’s Secretary.

(d)  The terms of the Class B-1 Preferred shall be the same as the Class B Preferred. The terms of the Class C Preferred are set forth as Schedule 3.02(d).

(e)  Registration. If, at anytime prior to December 1, 2004, the Company shall prepare to file a Registration Statement under the Act with the SEC, other than pursuant to Form S-4 or Form S-8, pertaining to the public sale of its Common Stock, it shall give at least thirty (30) days’ notice of its intention to do so to the HCD Stockholders. The notice shall set forth the number of shares of Common Stock to be registered for sale and, to the extent then known by the Company, the proposed terms upon which the sale will take place. Within fifteen (15) days of the notice, any HCD Stockholder may, by notice to the Company, require the Company to include the Common Stock in the registration statement. The costs of the registration and sale, including legal and accounting fees and costs, brokers’ commissions, fees, costs, and expenses, printing costs, and other expenses shall be borne by the Company and the undersigned in proportion to the number of shares of Common Stock being registered.

Section 3.03.     DISTRIBUTION OF IMX COMMON AND CLASS C PREFERRED

At or after the Closing Conference, each HCD Stockholder shall receive the part of the IMX Stock and the IMX Warrants equal to their Portion as shown on Schedule 3.01. In order to receive delivery of the IMX Stock, a HCD Stockholder shall deliver either (i) the certificate(s) evidencing ownership of the HCD equity to be exchanged for their Portion, or (ii) an affidavit of loss satisfactory to IMX’s transfer agent.

ARTICLE IV.     REPRESENTATIONS

Section 4.01.     HCD’S AND SHAREHOLDER’S REPRESENTATIONS

HCD and the Shareholders, jointly and severally, represent to IMX as follows:

(a)  HCD is a corporation validly existing and in good standing under the laws of the State of Delaware.

(b)  As of the date hereof, P.V.D. and Partners, Inc. (“PVD”), a New York corporation, and QD Corporation, a Delaware corporation (“QD”), are HCD’s only subsidiaries (collectively, the “Subsidiaries”).

(c)  HCD owns all of the capital stock of each of PVD and QD. Each subsidiary and HCH, as of the Closing Date, is validly existing and in good standing under the laws of the state of its incorporation.

(d)  The HCD Disclosures include true and complete copies of all charter documents, by-laws, and amendments thereto for HCD, HCH, and the Subsidiaries.

(e)  HCD has completed the Acquisition. The shares acquired represent fifty (50%) of the capital stock of HCH.

(f)  The execution, delivery, and consummation of the transactions contemplated by this Agreement have been duly authorized by HCD’s Board of Directors and the HCD Stockholders, and will not contravene any provisions of law, an order of any court or other agency of government, or of its Articles of Incorporation or Bylaws. Any consents, approvals, authorizations, registrations, or qualifications with any person, bank, or any governmental body or court having the authority or power to regulate, supervise, or direct the business and affairs of HCD or the Subsidiaries that are necessary for the consummation of the transactions specified in this Agreement shall have been obtained prior to the Closing Date. Nothing in any agreement to which HCD or a Subsidiary is a party prohibits the execution or implementation of this Agreement.

(g)  This Agreement constitutes the legal, valid and binding obligation of HCD and the Shareholders enforceable against them in accordance with its terms, subject only to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and the award by courts of money damages rather than specific performance of contractual provisions involving matters other than the payment of money.

(h)  The lists, copies, and other information provided on the Schedules, or delivered pursuant to this Agreement, are accurate and complete in every material respect. With respect to any agreements delivered as part of the HCD Disclosures or referred to in any Schedule, (i) neither HCD nor the Subsidiaries are in default of any such agreement, and (ii) to the best of HCD’s knowledge, no third party to such agreement is in default thereof (except as may be provided on the applicable Schedule).

(i)  HCD has all rights to use the domain names, patents, trade names, trademarks, service marks or other intellectual property currently used in the operation of the HCD’s business (“HCD Rights”). HCD Rights are listed on Schedule 4.01(i). HCD owns all HCD Rights free and clear of any liens, claims, or other title defects, except as listed on Schedule 4.01(i). HCD has the full power and right to transfer title to the HCD Rights without the consent of any other person.

(j)  HCD has not received notification of infringement from any person with respect to any HCD Right, and HCD is not aware of a basis for any claim. To the best of HCD’s knowledge, no right or other trademark, service mark or trade name used by HCD in connection with its business infringes any trademark, service mark or trade name of another person in any country in which the trademark, service mark or trade name is used.

(k)  HCD’s office equipment (“Equipment”) consists of all computers and associated hardware and other office, storage and production equipment at the Office (as defined below) now used in the operation of, or necessary to operate, HCD’s business. HCD either owns, free and clear of any liens, claims, or other title defects, or leases, the Equipment. The Equipment is in substantially good operating condition and repair, excluding ordinary wear and tear, taking into consideration the age and prior use of same, and is in compliance with all applicable laws, regulations, orders and ordinances. The value of fixed assets used in HCD’s business has not been written up.

(l)  HCD’s insurance policies (“Insurance Policies”) are listed on Schedule 4.01(l), which sets forth each policy’s carrier, the amount of coverage, its expiration date, and the date through which premiums have been paid. All Insurance Policies are now in full force and effect.

(m)  HCD’s financial statements (“Financial Statements”) are listed on Schedule 4.01(m). True and complete copies of the Financial Statements have been included in the Disclosures. Each of the FinancialStatements is true and complete. Each item therein was prepared in accordance with generally accepted accounting principals, consistently applied, and accurately reflects the financial condition of HCD and the Subsidiaries and the results of their operations in for the periods to which they relate. There has been no material change in the financial condition or the operations of HCD or the Subsidiaries that is not reflected in the Financial Statements or otherwise disclosed to IMX.

(n)  None of the Financial Statements have been audited. The Shareholders have reviewed the Financial Statements and believe them to be true and complete. The Shareholders know of no obstacle to the completion of an audit of HCD and the Subsidiaries within the time required by the Securities and Exchange Commission.

(o)  The Internal Revenue Service (“IRS”) has not audited HCD or the Subsidiaries’ tax returns since 1996. Copies of any audit papers and any other material communications with the IRS have been included in the HCD Disclosures.

(p)  (i) HCD and the Subsidiaries have duly and timely filed, where required, all federal, state and local tax returns required to be filed prior to the date of this Agreement, including income, employment, rent and sales and use tax returns, and has paid all taxes due and payable on such returns, all deficiencies and assessments, notice of which has been received, all other taxes, and all governmental charges, duties, penalties, interest and fines (collectively, “Other Charges”) due and payable on or before the date of this Agreement.

(ii) There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax returns by HCD or the Subsidiaries or for the payment by, or assessment against, any tax, deficiency, assessment or Other Charge.

(iii) There are no suits, actions, claims, audits, investigations, inquiries or proceedings pending against HCD or the Subsidiaries in respect of any unpaid taxes, deficiencies, assessments or Other Charges, and there are no such threatened suits, actions, claims, audits, investigations or inquiries.

(q)  HCD and the Subsidiaries are not in arrears in the payment of federal, state and local withholding taxes, FICA, Medicare, real estate taxes and assessments, and sales taxes. HCD and the Subsidiaries have withheld or collected from each payment made to each of their employees the amount of all taxes required to be withheld or collected there from and has paid the same to the proper tax receiving officers.

(r)  Neither HCD nor the Subsidiaries is a party to any civil litigation or arbitration proceeding except as listed on Schedule 4.01(r), or otherwise disclosed to IMX. Neither HCD nor the Shareholders have knowledge of, nor have they received notice of, any criminal, regulatory, or compliance proceedings or threatened proceedings from or by any government or governmental entity or agency except as listed on the Schedule or otherwise disclosed to IMX. HCD has provided, or will provide prior to the Closing Date, IMX with a summary of the proceedings listed on the Schedule or otherwise disclosed to IMX.

(s)  (i) The HCD Stockholders are acquiring the IMX Stock for investment and not with a view towards distribution. They acknowledge and understand that they each must bear the economic risk of an investment in the IMX Stock being acquired pursuant hereto for an indefinite period of time since such securities have not been registered under the Securities Act and, therefore, cannot be sold unless they are either subsequently registered under the Securities Act or an exemption from such registration is available and favorable opinions of counsel in form and substance satisfactory to IMX to that effect are obtained. The certificates representing the IMX Stock (unless such securities have been registered) shall bear on their face the following legend:

The shares represented by this Certificate have not been registered under the Securities Act of 1933 (the “Securities Act”), as amended. These shares have been acquired for investment and not for distribution or resale. They may not be mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such shares under the Securities Act or an opinion of counsel acceptable to the Corporation that such registration is not required.

(ii)  HCD and the Shareholders, taking into account the personnel and resources they can practically bring to bear on the purchase of the IMX Stock contemplated hereby, are knowledgeable, sophisticated, and experienced in making, and are qualified to make, decisions with respect to investments presenting an investment decision like that involved in the purchase of the IMX Stock.

(iii)  HCD and the Shareholders have had the opportunity to ask questions of, and receive answers from, representatives of IMX or persons acting on its behalf concerning the terms and conditions of the proposed investment in IMX, have had the opportunity to obtain additional information necessary to verify the accuracy of information previously furnished about IMX, and have requested, received, reviewed and considered all information they deem relevant in making an informed decision with respect to the purchase of IMX Stock.

(iv)  Each Shareholder is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(t)  Each of the Schedules described in this Article IV is certified by HCD and the Shareholders as being true and complete in every material respect as of the date hereof. None of the representations, warranties, covenants or agreements by HCD or the Shareholders in this Agreement, the HCD Disclosures, or in any document, certificate, or schedule furnished or to be furnished pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained therein not misleading.

(u)  All statements contained in any certificate or other instruments delivered by or on behalf of the HCD pursuant hereto or in connection with the transactions contemplated hereby shall be deemed a representation and warranty of the HCD and the Shareholders.

Section 4.02.     IMX’S REPRESENTATIONS

IMX represents as follows:

(a)  IMX is a corporation that was duly incorporated and is validly existing and in good standing under the laws of the State of Utah. HCD Acquisition is a corporation that was duly incorporated and is validly existing and in good standing under the laws of the State of Delaware.

(b)  IMX owns all of the capital stock of ThinkDirectMarketing, Inc. (“TDMI”), and Findstar, plc as described in IMX’s filings with the SEC. As used in this Article alone, the term IMX includes all of its subsidiaries, both direct and indirect.

(c)  The execution, delivery and performance of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors (and by all other requisite corporate action) of IMX, and will not contravene any provisions of law, or an order of any court or other agency of government, or its Articles of Incorporation or Bylaws. Any and all consents, approvals, authorizations, or orders of, or registrations or qualifications with, any person, bank, governmental body, or court having authority or power to regulate supervise or direct the business and affairs of IMX necessary for the consummation of the transactions specified in this Agreement shall have been obtained prior to the Closing Date.

(d)  This Agreement constitutes the legal, valid and binding obligation of IMX enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and the award by courts of money damages rather than specific performance of contractual provisions involving matters other than the payment of money.

(e)  Nothing in any agreement to which IMX is a party prohibits the execution or implementation of this Agreement.

(f)  This Agreement is not in violation of any law or regulation of any governmental jurisdiction in which IMX does business, or to which IMX is otherwise subject.

(g)  The IMX Stock, when issued in accordance with this Agreement, will be duly authorized, validly issued, outstanding, fully paid and non-assessable.

(h)  The reports and other documents filed by IMX with the SEC were complete, accurate, and timely when filed, and have been updated or supplemented as appropriate. The financial statements included or referenced therein were prepared in accordance with generally accepted accounting principals, consistently applied, and accurately reflect the financial condition of IMX and the results of its operations for the periods to which they relate. There has been no material change in the financial condition or the operations of IMX that has not been included in a report filed with the SEC.

(i)  {Intentionally omitted}

(j)  All statements contained in any certificate or other instruments delivered by or on behalf of the IMX pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the IMX.

(k)  The IRS has not audited IMX’s tax returns since 1996. Copies of any audit papers and any other communications with the IRS have been delivered to HCD.

(l)  (i)  Up to and as of the Closing Date, IMX has duly and timely filed where required all federal, state and local tax returns required to be filed prior to the date of this Agreement, including income, employment, rent and sales and use tax returns, and has paid all taxes due and payable on such returns, all deficiencies and assessments notice of which has been received, all other taxes, and all Other Charges due and payable on or before the date of this Agreement.

(ii)  There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax returns by IMX or for the payment by, or assessment against, any tax, deficiency, assessment or Other Charge.

(iii)  There are no suits, actions, claims, audits, investigations, inquiries or proceedings pending against IMX in respect of any unpaid taxes, deficiencies, assessments or Other Charges and there are no such threatened suits, actions, claims, audits, investigations or inquiries.

(iv)  IMX has withheld or collected from each payment made to each of its employees the amount of all taxes required to be withheld or collected there from and has paid the same to the proper tax receiving officers.

(m)  IMX is not in arrears in the payment of federal, state and local withholding taxes, FICA, Medicare, real estate taxes and assessments, and sales taxes. IMX has withheld or collected from each payment made to each of its employees the amount of all taxes required to be withheld or collected there from and has paid the same to the proper tax receiving officers.

(n)  None of the representations, warranties, covenants or agreements by IMX in this Agreement, nor any document, certificate or schedule furnished or to be furnished pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained therein not misleading.

(o)  IMX is not a party to any civil litigation or arbitration proceeding. IMX has no knowledge of and has received no notice of any criminal, regulatory, or compliance proceedings or threatened proceedings from or by any government or governmental entity or agency except as listed on the Schedule. IMX has provided, or will provide prior to the Closing Date, HCD with a summary of the proceedings listed on the Schedule.

(p)  Each of the Schedules described in this Article IV is certified by IMX as being true and complete in every material respect as of the date hereof. None of the representations, warranties, covenants or agreements by IMX in this Agreement, the HCD Disclosures, or in any document, certificate, or schedule furnished or to be furnished pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of facts contained therein not misleading.

(q)  All statements contained in any certificate or other instruments delivered by or on behalf of the IMX pursuant hereto or in connection with the transactions contemplated hereby shall be deemed a representation and warranty of IMX.

ARTICLE V.     CONDITIONS PRECEDENT TO THE CLOSING

Section 5.01.     CONDITIONS PRECEDENT TO IMX’S OBLIGATION TO CLOSE

Notwithstanding any other provision herein, the obligations of the IMX under this Agreement are, at the option of the IMX, subject to the fulfillment of each of the conditions set forth below.

(a)  HCD shall have completed the Acquisition.

(b)  The owners of the remaining HCH capital stock and Azimuth shall have agreed in writing to grant HCD an option (the “Option”) to acquire all of Azimuth’s assets (not subject to any liabilities) and all the remaining HCH capital stock. The total purchase price therefore shall be paid in IMX securities exclusively and shall not exceed seventeen and six-tenths (17.6%) percent of the total consideration paid to the HCD Stockholders pursuant to this agreement.

(c)  The required percentage of the HCD Stockholders shall have approved the Merger.

(d)  The representations of the HCD and the Shareholders contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date. On or before the Closing Date, HCD shall have complied with and duly performed any and all covenants, agreements and conditions in all material respects on its part to be complied with, performed pursuant to or in connection with, this Agreement on or before the Closing Date.

(e)  IMX shall have received a certificate executed by the Secretary of HCD setting forth a copy of the resolutions adopted by written consent by its Board of Directors and stockholders approving the execution and delivery of this Agreement and the consummation of the Merger and of all the transactions contemplated hereby and provide a true copy of the notice to the HCD Stockholders that did not execute the written consent and affirm that a copy of that notice has been mailed to them as provided by statue.

(f)  IMX shall have received an opinion of Greco Law Firm, LLP, counsel for HCD, dated as of the Closing Date, to the effect that (i) the Acquisition has been consummated and the Option executed by all required parties; (ii) HCD and the Subsidiaries are corporations that are validly existing and in good standing under the laws of the state of their respective incorporation and have the corporate power to carry on their business as it is now being conducted; (iii) any and all consents or orders of any and all courts or governmental agencies, administrative bodies or lenders or others known to counsel have been obtained as of the Closing Date, which are required for the consummation of the transactions contemplated by this Agreement; (iv) this Agreement has been duly executed and delivered by HCD and the Shareholders, and is their valid and binding obligation in accordance with its terms, subject only to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and the award by courts of money damages rather than specific performance of contractual provisions involving matters other than the payment of money; (v) the Certificate Merger has been duly prepared and executed for filing; (vi) counsel has no knowledge of a breach of any representation made by HCD or the Shareholders pursuant to this Agreement; (vii) counsel has no knowledge of any pending or threatened litigation, action, or proceeding involving HCD or the Shareholders or the entry of any orders or injunctions which might materially and adversely affect or impair HCD’s business; and (viii) the transactions contemplated hereby will not cause a breach of the certificate of incorporation or by-laws of HCD.

(g)  No action or proceeding shall have been instituted to restrain or prohibit the Merger.

(h)  HCD shall not have suffered any destruction or damage by fire, explosion or other calamity exceeding Ten Thousand Dollars ($10,000.00) in value not covered by insurance, nor has any other event, condition or state of facts of any character occurred which materially and adversely affects, or, to the best of the knowledge of the HCD, threatens to materially and adversely affect, the property, business or financial condition of the HCD or a Subsidiary.

(i)  HCD has executed any Documents (as defined in Section 6.02) that require its execution.

(j)  IMX’s accounting firm, Berenfeld, Spritzer, Shechter & Sheer (“BSSS”), has determined in writing that a certified audit of HCD, their Subsidiaries, and their predecessors for the three years ended December 31, 1999, 2000, and 2001 can be achieved and that the financials required for IMX’s report on Form 8-K relating to this transaction can be prepared in the time required by the SEC.

(k)  Stephen Dean, Peter DeCrescenzo, and Marvin Monsky shall have executed a document, in form satisfactory to counsel for the parties, committing them to personally guarantee a line of credit for IMX in the amounts of $215,000, $115,000, and $100,000, respectively. Each individual shall receive a fee, payable at closing, equal to ten (10%) percent of the principal amount of the line guaranteed by him.

(l)  HCD shall have consented to the terms of the agreement between IMX and Griffin Securities, Inc. appointing Griffin (i) IMX’s exclusive agent, until September 30, 2003, for the purpose of securing the listing of IMX on the AMEX or NASDAQ for a fee of $75,000 and (ii) IMX’s non-exclusive agent to raise additional funds, after the Goal has been met, for a eight (8%) percent cash fee, warrants to purchase securities equal to ten (10%) of the securities sold at 110% of the price at which they were sold, and payment of all actual pre-approved expenses.

Section 5.02.     CONDITIONS PRECEDENT TO HCD’S AND SHAREHOLDERS’ OBLIGATION TO CLOSE

Notwithstanding any other provision herein, the obligations of the HCD and the Shareholders under this Agreement are, at the option of the HCD, subject to the fulfillment of each of the conditions set forth below.

(a)  IMX shall have achieved all of the following financial goals:

(i)  Acxiom Corporation (“Acxiom”), shall have agreed in writing (x) to defer repayment of that certain note in the amount of $400,000 by and between TDMI and Acxiom, dated as of [___] (“Acxiom Note”), to a date no earlier than February 1, 2003 and, (y) to a repayment schedule for other debt owed by TDMI to Acxiom. The Acxiom Note and other debts referred to in this subsection 5.01(a)(i) are referred to as the “Acxiom Debt.”

(ii)  IMX shall have completed a financing which shall have raised after November 1, 2002, net of all financing-related expenses, for IMX the amount of at least $1,000,000.

(b)  The representations of IMX contained in this Agreement, or otherwise made in writing in connection with the transactions contemplated hereby, shall be true and correct in all material respects on and as of the Closing Date. On or before the Closing Date, IMX shall have complied with and duly performed any and all covenants, agreements and conditions in all material respects, on its part to be complied with or performed pursuant to or in connection with this Agreement on or before the Closing Date.

(c)  HCD shall have received a certificate dated as of the Closing Date executed by the Secretary of IMX setting forth (i) a copy of the resolutions adopted by IMX’s Board of Directors approving the execution and delivery of this Agreement and the consummation of the Merger and of all the transactions contemplated hereby, (ii) the number of shares authorized and outstanding of IMX common stock and preferred stock of whatever series, and the number of shares for which warrants and any other convertible securities (other than employee stock options)are outstanding.

(d)  HCD shall have received an opinion of Mark Alan Siegel, counsel for IMX, dated as of the Closing Date, to the effect that (i) IMX and HCD Acquisition are corporations that were duly incorporated and are validly existing and in good standing under the laws of the states of Utah and Delaware, respectively, and each have the corporate power to carry on its business as it is now being conducted and are qualified to do business in each jurisdiction where the nature of the business requires qualification; (ii) any and all consents or orders of any and all courts or governmental agencies, administrative bodies or lenders or others known to counsel have been obtained as of the Closing Date, which are required for the consummation of the transactions contemplated by this Agreement; (iii) this Agreement has been duly executed and delivered by IMX, and is the valid and binding obligation of IMX, in accordance with its terms, subject only to the effect of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws relating to or affecting creditors’ rights generally and court decisions with respect thereto, and the award by courts of money damages rather than specific performance of contractual provisions involving matters other than the payment of money; (iv) the Certificate of Merger has been duly prepared and executed for filing; (v) counsel has no actual knowledge of a material breach by IMX of any representation made by it pursuant to this Agreement; (vi) the issuance of the IMX Stock to the HCD Stockholders will be exempt from the registration provisions of the Securities Act and will not violate the registration provisions of Section 5 of the Securities Act; (vii) the IMX Stock, when issued, will be duly issued, fully paid, and non-assessable; and (viii) the transactions contemplated hereby will not cause a breach of the amended and restated certificate of incorporation or by-laws of IMX.

(e)  Each Shareholder and HCD shall have executed employment agreements substantially in the form as attached as Schedule 5.02(e) providing for the terms shown on the attached chart.

(f)  No action or proceeding shall have been instituted to restrain or prohibit the consummation of the Merger.

(g)  IMX has executed any Documents that require its execution.

(h) Cater Barnard (USA), plc shall have cancelled its warrant to purchase 675,000 shares of Common Stock.

(i)  IMX shall have secured the cancellation of all rights to purchase IMX Common other than the IMX Warrants to purchase 168,056 shares of IMX Common and the IMX Employee Stock Options.

(j)  Stephen Dean, Peter DeCrescenzo, and Marvin Monsky shall have executed a document, in form satisfactory to counsel for the parties, committing them to personally guarantee a line of credit for IMX in the amounts of $215,000, $115,000, and $100,000, respectively. Each individual shall receive a fee, payable at closing, equal to ten (10%) percent of the principal amount of the line guaranteed by him.

(k)  All the debts listed on Schedule 7.01(a) shall have been converted into shares of Class C Preferred.

ARTICLE VI.     THE CLOSING

Section 6.01.     THE CLOSING CONFERENCE AND CLOSING DATE

The Closing Conference shall take place at HCD’s business office or at another place as agreed between the Parties. The closing shall be set by a notice from IMX to HCD fixing the Closing Date on the second business day after the provisions of 5.02(a)(ii) have been met.

Section 6.02.     HCD’S AND THE HCD STOCKHOLDER’S RESPONSIBILITIES AT THE CLOSING CONFERENCE

At the Closing Conference, HCD and the HCD Stockholders shall take the actions listed below:

(a):		HCD shall deliver all the instruments listed in this subsection (“Documents”)

	(i)	A fully executed Certificate of Merger.

	(ii)	The opinion of the Greco Law Firm, LLP.

	(iii)	The officers’ certificate as required by Section 5.01(e).

(b)		The HCD Stockholders shall deliver all of the following to IMX:

	(i)	All certificates evidencing their ownership of HCD stock, or

	(ii)	an affidavit of lost certificate.

Section 6.03. IMX’S RESPONSIBILITIES AT THE CLOSING CONFERENCE

At the Closing Conference, IMX shall take the actions listed below:

(a)  IMX shall deliver to the HCD Stockholders (i) certificates of the IMX Stock registered in the name of each HCD Stockholder representing the number of shares of IMX Common, Class B-1 Preferred and Class C Preferred to which their Portion entitles them, and (ii) the IMX Warrants in an amount to which their Portion entitles them.

(b)  IMX shall accept delivery of the certificates or affidavits required by 6.02(b) against delivery of the certificates representing the IMX Stock and IMX Warrants.

(c)  IMX shall deliver the opinion of Mark Alan Siegel.

(d)  IMX shall deliver the officers’ certificate as required by Section 5.02(c).

(e)  IMX shall deliver the document required by 7.01 (b).

Section 6.04     THE INITIAL ADDITIONAL CLOSING CONFERENCE

On the date fixed in the document executed pursuant to Section 7.01(b), the Secretary of IMX shall certify the number of shares of IMX Common and Class C Preferred issued during the Initial Additional Funding Period (“Initial Additional IMX Stock”).

ARTICLE VII.     ADDITIONAL COVENANTS

Section 7.01.     INITIAL ADDITIONAL CLOSING

(a)  The parties have established as a financial goal (the “Goal”) that IMX shall have raised after November 1, 2002, net of all financing-related expenses, an amount equal to: (w) $350,000, plus (x) the value of the accounts payable dated prior to October 31, 2002 hereby fixed at $1,200,000 (excluding the Acxiom Debt), plus (y) the value of the outstanding debt listed on Schedule 7.01(a) not converted to equity prior to the Closing Date, plus (z) $700,000.

(b)  If the entire goal has not been achieved prior to the Closing Date, the amount by which the financing goal was not met shall be set forth in a document in the form satisfactory to counsel for HCD signed by the parties. The document shall (x) fix the amount of the shortfall, (y) provide a date approximately sixty days after the Closing Date by when the shortfall shall have been met (“Initial Additional Funding Period”), and (z) provide that the Guarantor, during the Initial Additional Funding Period, shall provide the funds necessary to meet the requirements of 7.01(c) by the purchase of IMX Common at the price determined in accordance with 7.01(d) and designate the collateral for this obligation.

(c)  The amount of funds the Guarantor shall provide shall equal $1,500,000 less all funds raised after November 1, 2002 towards the Goal, net of all financing related expenses, prior to Closing and during the Initial Funding Period.

(d)  The price per share shall equal the amount raised net of all financing related expenses, during the Initial Additional Funding Period other than from the Guarantor, divided by the number of shares of IMX Common issued to secure the funding.

(e)  At the Initial Additional Closing, the HCD Stockholders shall receive the part to which their Portion entitles them of eighty-five (85%) percent of the number of IMX Common shares issued during the Initial Additional Funding Period.

Section 7.02.     SUBSEQUENT ADDITIONAL CLOSINGS

(a)  If the Goal is not achieved by the Initial Additional Closing, 60 days thereafter there shall be a Subsequent Additional Closing.

(b)  At the Subsequent Additional Closing the HCD Stockholders shall receive the part to which their Portion entitles them of eighty-five (85%) percent of the number of IMX Common shares issued during that Subsequent Additional Funding Period.

(c)  In addition, at the Subsequent Additional Closing the HCD Shareholders shall receive a number of additional IMX Common shares equal to (x) the difference between the Goal and the amount raised after November 1, 2002, net of all financing related expenses, divided by (y) the Average Issue Price. The Average Issue Price shall equal (i) the amount raised, net of all financing related expenses, during the Initial Additional Funding Period and the Subsequent Funding Period divided by (ii) the number of shares of IMX Common issued to secure that funding.

Section 7.03.     HCD DEBT

(a)  HCD owes the debts listed on Schedule 7.03(a) (“HCD Debts”);

(b)  Immediately after the Closing (or, in the event of the Initial Additional Funding Period, no later than at the end of the Initial Additional Funding Period), IMX shall apply a portion of the funds required by Section 7.03(a) to settle the HCD Debts.

Section 7.04.     AUDIT PROCEDURES

(a)  The parties recognize that the time period permitted by the SEC for filing audited financial statements concerning HCD, the Subsidiaries, and their predecessors and the combined entity is limited.

(b)  Immediately upon execution of this Agreement, BSSS may commence an audit of HCD and the Subsidiaries for the years ended December 31, 2000 and 2001 and to review the financial statements for the nine month period ended September 30, 2002.

Section 7.05.     PETER DECRESCENZO

Effective upon the signing of this Agreement, Peter DeCrescenzo may, from time to time, and at the request of Adrian Stecyk, provide Adrian Stecyk with advice regarding the operation of IMX. Such advice is not compulsory, and may be accepted or disregarded by Adrian Stecyk and IMX management at their sole discretion. Peter DeCrescenzo shall in no way be deemed to be an agent of IMX.

Section 7.06.     APPOINTMENT OF DIRECTORS OF IMX

(a)  Immediately after the Closing Conference, IMX shall appoint two persons selected by the HCD Stockholders, by majority vote, and one person unanimously selected by the HCD Stockholders and Stephen Dean to join members of IMX’s Board of Directors to serve as members of IMX’s Board of Directors. IMX shall select the two current Board members who will continue to serve as members of IMX’s Board of Directors.

(b)  For a period of two years after the Closing Date, in any election of directors of IMX, Stephen Dean and the Shareholders shall each vote at any regular or special meeting of shareholders such number of shares of IMX stock then owned by them (or as to which they then have voting power or control) as may be necessary to elect (i) two (2) directors nominated by the Shareholders, (ii) two (2) directors nominated by Stephen Dean, and (iii) one director nominated by the Shareholders and Stephen Dean.

(c)  Commencing January 1, 2003, IMX shall pay a fee of 2,000 per month to each director appointed by Stephen Dean.

Section 7.07.     FURTHER ACTIONS

The Parties agree, in order to perfect IMX’s control of HCD and the Subsidiaries and to accomplish the purpose of this Agreement, to execute all documents and take all such other action as the Parties may reasonably request, whether at or after the Closing Date, as may be reasonably necessary or proper to allow the Parties to receive the full benefits of this Agreement.

Section 7.08.     ADJUSTMENTS OF IMX STOCK AND IMX WARRANTS

(a)  In the event that it is discovered that the Officer’s Certificate required by Section 5.02(c) understated the number of shares of stock outstanding (or in the case of convertible securities, the number of shares into which such securities are convertible), IMX shall issue to HCD Stockholders, at no cost to them eighty-five (85%) percent of the number of shares (of the respective class) equal to the discrepancy.

(b)  In addition, if any shares are issued to creditors of IMX under the Plan of Reorganization after the Closing Date, the IMX shall issue to the HCD Stockholders eighty-five (85%) percent of the number of IMX Common shares issued to the creditors.

ARTICLE VIII.     MISCELLANEOUS

Section 8.01.    ENTIRE AGREEMENT; AMENDMENTS

This Agreement, including those additional agreements referred to in the Schedules, embodies the entire understanding of the Parties. No amendment or modification of this Agreement may be made except in writing, signed by the Parties hereto.

Section 8.02.     EXPENSES

Each party hereto shall pay its own expenses incidental to the preparation of this Agreement, and the consummation of the transactions contemplated hereby unless expressly provided herein.

Section 8.03.     HEADINGS

The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 8.04.     NOTICES

All notices, requests, demands, approvals, consents, waivers or other communications hereunder shall be in writing and shall be deemed duly given if delivered to or mailed by registered or certified mail, postage prepaid or by nationally recognized overnight express delivery service as follows:

If to IMX to:	IMX Pharmaceuticals, Inc.
Attn: Adrian Stecyk
Third Floor, 17 State Street
New York, NY 10004

With a copy to:	Mark Alan Siegel, Esq.
Suite 400 E, 1900 Corporate Boulevard
Boca Raton, Florida 33431

If to HCD to:	Healthcare Dialog, Inc.
Attn: Peter DeCrescenzo
257 Park Avenue South
New York, NY 10010

With a copy to:	Robert Griffitts, Esq.
Greco Law Firm, LLP
230 Park Avenue, Suite 864
New York, NY 10069

A party may change its address for purposes of this Section 8.04 by giving notice hereunder.

Section 8.05.     GOVERNING LAW; JURISDICTION

This Agreement and the legal relations among the Parties hereto shall be governed by and construed in accordance with the substantive law of the State of New York without regard to conflict of law principles. The Parties consent to the jurisdiction of the courts of the State of New York or the U.S. District Court for the Southern District of New York as if all parts of the agreement were negotiated and effectuated there.

Section 8.06.     BENEFICIARIES

This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any other person other than the Parties hereto or their respective successors and legal representatives, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.07.     COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Its execution shall be effective when copies of signed signature pages are exchanged by facsimile between the Parties.

Section 8.08.     SEVERANCE

If any section, subsection or provision of this Agreement, or the application of such section, subsection, or provision, is held invalid, the remainder of this Agreement and the application of such section, subsection or provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

Section 8.09.     SURVIVAL OF REPRESENTATIONS

All representations and covenants contained in this Agreement shall survive the Closing.

Section 8.10.     INDEMNIFICATION

(a)  HCD and the Shareholders shall indemnify and hold IMX, their officers, directors, employees, and agents (each a “HCD Indemnified Entity”) harmless from and against, and reimburse a HCD Indemnified Entity with respect to, any and all loss, damage, liability, cost and expense, including reasonable attorneys’ fees and costs incurred by the HCD Indemnified Entity by reason of, or arising out of (i) the material breach of any representation made by HCD or the Shareholders in this Agreement; (ii) HCD’s or the Shareholder’s failure to perform any action required by this Agreement or reasonably directed by IMX pursuant hereto; and (iii) claims arising from any undisclosed liability claim which accrued on or before the Closing Date.

(b)  IMX shall indemnify and hold HCD, its officers, directors, employees and agents, and the Shareholders (each a “IMX Indemnified Party”) harmless from and against, and reimburse a IMX Indemnified Party with respect to, any and all loss, damage, liability, cost and expense, including reasonable attorneys’ fees and costs, incurred by the IMX Indemnified Party by reason of or arising out of (i) the material breach of any representation or covenant made by IMX in this Agreement; (ii) the failure by IMX to perform any action required by this Agreement; and (iii) claims arising from any liability claim which accrued after the Closing Date.

(c)  If a claim for which indemnification may be sought against the other party is asserted the party entitled to indemnification hereunder shall advise the other to that effect and shall thereafter permit the other to participate at such party’s sole expense in the negotiation and settlement of that claim and to join in or assume the defense of any legal action arising there from with counsel selected by them and reasonably satisfactory to the other party. Either party may implead the other in any action that is subject to indemnity.

Section 8.11.     BROKERS AND FINDERS

No broker or finder shall be entitled to any fees or commissions relating to this Agreement.

Section 8.12.     INTERPRETATION

The use of words “it” or “its,” in reference to any party hereto shall be construed to be a proper reference even though a party may be a partnership, an individual or two or more individuals. The term “person” includes individuals; corporations, partnerships, associations, or other legal entities; and governments, governmental subdivisions, agencies, or instrumentalities. Words of one gender shall be deemed to include the other, or both, or neither. A provision of this Agreement that requires a party to perform an action shall be construed as requiring the party to perform the action or to cause such action to be performed. A provision of this Agreement that prohibits a party from performing an action shall be construed as prohibiting such party from performing such action or permitting others to perform such action. Wherever the term “including” is used herein, the same shall be deemed to read “including, but not limited to.” The singular shall be deemed to include the plural, and the plural shall be deemed to include the singular. The agreements contained in this Agreement shall not be construed as independent covenants. “Any” shall be deemed to read “any and all” whenever applicable. “Anytime” shall be deemed to read “anytime and from time to time” whenever applicable. The conjunction “and” shall include the conjunction “or” whenever applicable. The conjunction “or” shall include the conjunction “and” whenever applicable.

IN ORDER TO INDICATE THEIR INTENTION to be bound, the Parties hereto have caused this Agreement to be duly executed as of the date first above written by their respective duly authorized officers.

IMX PHARMACEUTICALS, INC.

By:	/s/ Adrian Stecyk
Adrian Stecyk, President

HEALTHCARE DIALOG, INC.

By:	/s/ Peter DeCrescenzo
Peter DeCrescenzo, President

THE SHAREHOLDERS

/s/ Peter DeCrescenzo
Peter DeCrescenzo

/s/ Vincent DeCrescenzo
Vincent DeCrescenzo

/s/ Cindy Lanzendoen
Cindy Lanzendoen

WITH RESPECT TO SECTIONS 5.01(K) AND 5.01(J).

Marvin Monsky

THE GUARANTOR:

/s/ Stephen Dean
Stephen Dean